Vermont Pure Holdings, Ltd. Announces Financial Results for 2007

        - Sales increase 4% for the fiscal year ended October 31, 2007 -

WATERTOWN, Conn., Jan. 29 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced its financial results for its fiscal year 2007 and that it plans to file these results on Form 10-K with the Securities and Exchange Commission today.

Total sales for the fiscal year 2007 increased 4% to $65.2 million from $62.8 million for fiscal year 2006. Revenue from water and equipment rentals increased 2% and 1%, respectively, while revenue from coffee and related products grew 11%. Sales in the fourth quarter of 2007 increased 5% to $17.1 million from $16.4 million for the comparable period in 2006.

Net income increased to $2.1 million in 2007 compared to a net loss of $20.7 million in 2006. The improvement of $22.8 million reflected the fact that in 2006 the Company had a significant write-down of goodwill, a non-cash charge of $22.95 million. In addition, in 2006, the Company had a favorable one-time legal settlement, net of income taxes, of $450,000. After accounting for these non-recurring items, net income increased primarily as a result of the increase in sales from 2006 to 2007.

"We are pleased with the stable, consistent growth of our sales and ability to convert that improvement to the bottom line," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "During 2007 we increased our advertising spending, continued to invest in plant and equipment, and paid down additional debt. We feel that this will position us well for future earnings growth and debt reduction," Baker concluded.

Vermont Pure Holdings, Ltd. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock(R) and the Vermont Pure(R) trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

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                         VERMONT PURE HOLDINGS, LTD.
                            Results of Operations

                                                              (Unaudited)
                                Twelve Months Ended:      Three Months Ended:
                                --------------------     --------------------
                              October 31,  October 31,  October 31,  October 31,
                                  2007        2006         2007        2006
                                --------    --------     --------    --------
(000's $)

Sales                           $ 65,231    $ 62,774     $ 17,145    $ 16,400

Income (Loss) from
 operations                     $  6,643    ($16,470)    $  2,077    ($21,126)

Net Income (Loss)               $  2,076    ($20,670)    $    796    ($22,462)

Basic net earnings
 (loss) per share               $   0.10    ($  0.96)    $   0.04    ($  1.04)
Diluted net earnings
 (loss) per share               $   0.10    ($  0.96)    $   0.04    ($  1.04)

Basic Wgt. Avg. Shares
 Out. (000's)                     21,624      21,631       21,619      21,623
Diluted Wgt. Avg. Shares
 Out. (000's)                     21,624      21,631       21,619      21,623


Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-658-9112